Exhibit 99.2

For Immediate Release on Wednesday, March 28, 2012

Gasco Energy Reports 2011 Estimated Proved Reserves Quantities & Announces 2012 Initial Capital Expenditure Budget

DENVER — March 28, 2012 — Gasco Energy, Inc. (NYSE Amex: GSX) (“Gasco” or the “Company”) today announced 2011 year-end total estimated proved reserves of 39.8 billion cubic feet of natural gas equivalent (“Bcfe”), comprised of 36.8 billion cubic feet (“Bcf”) of natural gas and 502,000 barrels of liquids.  The Company’s reserve mix is 92% natural gas and 8% liquid hydrocarbons.  As of December 31, 2011, 100% of the Company’s reserves were classified as proved developed.

Gasco Energy, Inc. Proved Reserves Summary at December 31, 2011

Category	% of Reserves	2011 Year-End Proved Reserves (Mcfe)	2010 Year-End Proved Reserves (Mcfe)	% Change

Proved Developed Producing	95%	37,643,000	36,408,000	3.3%
Proved Developed Non-Producing	5%	2,168,000	6,107,000	(64.5)%
Proved Undeveloped	0%	—	—	0%

Total Proved	100%	39,811,000	42,514,000	(6.3)%

Totals may not add due to rounding.

Reserve Reconciliation	Gas Mcf	Oil Bbl	Equivalents Mcfe

Balance, December 31, 2010	39,727,000	465,000	42,514,000
Extensions and discoveries	—	33,000	198,000
Revisions of previous estimates	648,000	38,000	876,000
Production	(3,575,000)	(34,000)	(3,779,000)
Balance, December 31, 2011	36,798,000	502,000	39,811,000

Proved Developed Reserves	36,798,000	502,000	39,811,000

Totals may not add due to rounding.

Gasco’s proved reserves at December 31, 2011 were computed using Securities and Exchange Commission (“SEC”) guidelines.  Commodity prices used in calculating the economic quantities of reserves are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2011 through December 2011.

For natural gas volumes, the average Northwest (Wyoming pool) spot price of $3.94 per million British thermal units (“MMBtu”) is adjusted by area for energy content, transportation fees and regional price differentials.  For oil and condensate volumes, the average West Texas Intermediate posted price of $92.71 per barrel is adjusted for quality, transportation fees and local price differential.

For 2011, Gasco’s average adjusted product prices held constant used in calculating reserve quantities were $3.59 per thousand cubic feet of natural gas (“Mcf”) and $81.35 per barrel of oil.  This compares to a price deck of $3.62 per Mcf and $64.97 per barrel of oil used to calculate 2010 proved reserves.

Based on these prices, the estimated discounted net present value of Gasco’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10”) was $44.7 million at December 31, 2011.  For December 31, 2010, the PV-10 value was $46.9 million.  The PV-10 reserve measurement is considered to be a non-GAAP financial measure; however as of December 31, 2011 and December 31, 2010, the PV-10 and the standardized measure of discounted future net cash flows are equal because the effects of estimated future income tax expenses are zero.  The Company believes that PV-10 is useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and gas properties.

All of the reserves valued in the report are located in Gasco’s Riverbend Project area in Carbon, Duchesne, and Uintah Counties in Utah’s Uinta Basin.  Reserve estimates have been prepared by independent reservoir engineering consultants, Netherland, Sewell & Associates, Inc. in accordance with the definitions and regulations of the SEC.  The proved reserves are also prepared in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas.  In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves that may exist for Gasco’s properties.

Pro Forma Reserves Quantities

Gasco recently announced that it closed on the sale of an undivided 50% interest in all of its undeveloped Uinta Basin acreage and certain of its Uinta Basin producing oil and gas assets to a privately held oil and gas company. The presentation of reserves in this news release conforms to the reserves found in the Company’s Filing on Form 10-K for the year ended December 31, 2011 which was filed with the SEC on March 28, 2012.

2012 Capital Expenditure Program

Gasco also today announced an initial capital expenditure budget (“Capex”) of $5.0 million for its 2012 oil and gas activities.  In the Uinta Basin, the Company is allocating approximately $3.6 million for the drilling and completion of seven gross (1.3 net) new Green River Formation oil wells and six gross (2.0 net) new-drill natural gas wells.  The Uinta drilling program is expected to commence during the third quarter of 2012.

The Company has allocated an additional $1.4 million to progress its exploration program, principally focusing on its California projects, including ongoing leasing and seismic acquisition.

The Company expects that the Capex budget will be funded primarily from cash on hand and cash flow from operations.  The 2012 Capex budget is subject to market conditions, drilling results, oilfield service availability, and commodity prices.  The 2012 Capex does not include any promotes or carries in its California projects.

Management Comment

Gasco’s CEO and President King Grant said: “We added just over 1.0 Bcfe in proved reserves through upward well performance revisions and oil discoveries which helped offset our 3.6 Bcfe of production for the year.  Given the reduced level of new-drill activity in the field in 2011, we are pleased to have held our reserves relatively constant year-over-year with only a 6% decrease in quantities.  Our 2012 Capex budget in the Uinta is designed to test infill pad drilling in the eastern part of our Utah acreage position where the liquids content in the Wasatch and Mesa Verde formations is higher.  We also plan to further test our Green River oil potential in Utah.  While our direct investment in Utah is small this year at $3.6 million, we expect to receive the benefit of an additional $2.25 million in carried interest in the Utah program from our joint venture partner.  This would bring our before pay-out total drill bit exposure in Utah to $5.85 million.  In California, we continue to identify low cost leasehold acquisition opportunities that we believe are consistent with our geologic model for the San Joaquin Basin.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described (1) under Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and (2) in Gasco’s other reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

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